Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IceCure Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no par value	457(h)	30,434(2)	$2.73(3)	$83,084.82	$0.0000927	$7.70
	Equity	Ordinary shares, no par value	457(c)	870,000(4)	$2.60(5)	$2,262,000	$0.0000927	$209.69
	Total Offering Amounts					$2,345,084.82		$217.39
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Represents additional ordinary shares issuable upon exercise of awards granted under the IceCure 2006 Employee Share Option Plan, as amended from time to time (the “Plan”).
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the option awards for such ordinary shares issuable under the Plan.
(4)	Represents the additional ordinary shares reserved for future issuance under the Plan.
(5)	Estimated in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on April 25, 2022.